Exhibit 99.1

News
For Immediate Release
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SILGAN HOLDINGS ANNOUNCES D. GREG HORRIGAN
WILL NOT SEEK REELECTION AS A DIRECTOR

STAMFORD, CT, April 6, 2023 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging solutions for the world’s essential consumer goods products, announced that D. Greg Horrigan informed the Company today of his decision to not seek reelection as a Class II Director of the Company at the Company’s 2023 annual meeting of stockholders. Mr. Horrigan co-founded the Company with R. Philip Silver 36 years ago and has served as a Director of the Company since its founding. Mr. Horrigan also served as the Company’s Co-Chairman of the Board in both an executive and non-executive capacity until March 2019.

“When Silgan was founded 36 years ago, Phil Silver and Greg Horrigan were completely aligned in their view of how to define success in building a sustainable enterprise. Superior returns for shareholders would be generated through an unwavering commitment to our Mission, to compete and win in our markets by being the best at what we do, and a firm belief in the principles that guide our daily activities,” said Tony Allott, Chairman of the Board. “Throughout our organization, Greg instilled a deep understanding and focus on meeting the unique needs of Silgan’s customers. This customer focused model continues to be a key foundation of the sustainable competitive advantage that Silgan enjoys in our markets to this day. His intense focus on the customer, unequivocable alignment with our
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SILGAN HOLDINGS
April 6, 2023

shareholders and insightful leadership are just a few examples of the lasting legacy he has created at Silgan. On behalf of the Board of Directors and the entire Silgan team, we sincerely thank Greg for his guidance, wisdom, integrity and friendship. While Silgan will miss his presence and strategic voice, his example and teachings will remain with each of us and are ingrained in our culture. We all wish Greg the very best for the future,” concluded Mr. Allott.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.4 billion in 2022. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.
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